Monarch Casino Reports 2010 First Quarter Results

RENO, NV -- (Marketwire - April 21, 2010) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced results for the quarter ended March 31, 2010.

The Company reported net revenue of $34.4 million which is $1.8 million, or 5.5%, higher than the $32.6 million reported for the comparative quarter in 2009. The Company announced quarterly income from operations of $4.2 million, EBITDA(1) of $7.5 million and diluted EPS of $0.15 which represent increases of 118.0%, 47.1% and 150.0%, respectively, when compared to the prior year's first quarter. Revenue generated in the casino, food and beverage, hotel and other operating departments increased by 5.9%, 4.1%, 7.5% and 16.8%, respectively.

Casino operating expense increased approximately $376 thousand, or 4.2%, over the prior year's first quarter primarily due to the cost of increased complimentary food, beverages and other services provided to casino patrons ("Complimentaries"). As a percentage of casino revenue, casino operating expense decreased to 38.6% as compared to 39.3% in prior year's first quarter primarily due to the increase in casino revenue partially offset by higher Complimentaries.

Food and beverage operating expense as a percentage of revenue decreased to 43.7% for the first quarter as compared to 48.3% in the first quarter of the prior year primarily due to lower payroll and benefits expense combined with lower food commodity costs. Hotel operating expense as a percentage of revenue decreased to 27.7% from the 32.6% in prior year's first quarter due primarily to the increase in hotel revenue combined with a reduction in hotel operating expense of $140 thousand, or 8.9%.

The Company reported that selling, general and administrative expense decreased by approximately $557 thousand, or 4.8%, due primarily to reductions in bad debt, legal and utilities expense, partially offset by higher marketing expense.

During the quarter, the Company paid down the balance outstanding under its credit facility by $7.5 million which decreased the outstanding balance of the credit facility from $48.5 million at December 31, 2009 to $41.0 million at March 31, 2010. Decreased borrowing levels drove interest expense down from $550 thousand in prior year's first quarter to $458 thousand in the current quarter.

Monarch's CEO and Co-Chairman John Farahi commented on the Company's performance: "Especially given the head winds of the continuing difficult economic conditions, we are pleased that during the first quarter of 2010 we grew revenue in each of our operating departments, reduced operating expenses and grew EBITDA. I would like to commend our entire team for achieving these stellar results."

Monarch Casino & Resort, Inc., through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; approximately 1,000 guest rooms; eight food outlets; two espresso and pastry bars; an approximate 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, and (iii) the liquidity requirements of the Company. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

                      MONARCH CASINO & RESORT, INC.
              Condensed Consolidated Statements of Income
                              (Unaudited)

                                                    Three Months Ended
                                                        March 31,
                                                --------------------------
                                                    2010          2009
                                                ------------  ------------
Revenues
  Casino                                        $ 24,154,140  $ 22,804,499
  Food and beverage                                9,983,603     9,593,068
  Hotel                                            5,178,067     4,818,839
  Other                                            1,979,694     1,694,353
                                                ------------  ------------
    Gross revenues                                41,295,504    38,910,759
Less promotional allowances                       (6,943,952)   (6,331,575)
                                                ------------  ------------
    Net revenues                                  34,351,552    32,579,184
                                                ------------  ------------

Operating expenses
  Casino                                           9,328,341     8,952,220
  Food and beverage                                4,364,454     4,635,397
  Hotel                                            1,433,139     1,573,243
  Other                                              640,111       684,120
  Selling, general and administrative             11,063,126    11,619,722
  Depreciation and amortization                    3,306,811     3,180,955
                                                ------------  ------------
    Total operating expenses                      30,135,982    30,645,657
                                                ------------  ------------
    Income from operations                         4,215,570     1,933,527
                                                ------------  ------------

Other expense
  Interest income                                          -        35,418
  Interest expense                                  (458,424)     (550,210)
                                                ------------  ------------
    Total other expense                             (458,424)     (514,792)
                                                ------------  ------------
    Income before income taxes                     3,757,146     1,418,735
Provision for income taxes                        (1,315,000)     (496,575)
                                                ------------  ------------
    Net income                                  $  2,442,146  $    922,160
                                                ============  ============

Earnings per share of common stock
  Net income
    Basic                                       $       0.15  $       0.06
    Diluted                                     $       0.15  $       0.06

Weighted average number of common shares
 and potential common shares outstanding
    Basic                                         16,125,388    16,122,048
    Diluted                                       16,151,408    16,148,037

                      MONARCH CASINO & RESORT, INC.
                  Condensed Consolidated Balance Sheets

                                                March 31,    December 31,
                                              -------------  -------------
                                                  2010           2009
                                              -------------  -------------
                                               (Unaudited)
ASSETS
Current assets
  Cash and cash equivalents                   $  10,539,116  $  14,420,323
  Receivables, net                                3,040,612      2,294,703
  Inventories                                     1,548,243      1,706,867
  Prepaid expenses                                3,166,543      2,623,650
  Deferred income taxes                           1,090,063      1,090,063
                                              -------------  -------------
    Total current assets                         19,384,577     22,135,606
                                              -------------  -------------
Property and equipment
  Land                                           13,172,522     13,172,522
  Land improvements                               3,511,484      3,511,484
  Buildings                                     140,522,106    140,522,106
  Building improvements                          10,410,770     10,410,770
  Furniture and equipment                       109,462,469    107,655,784
  Leasehold improvements                          1,346,965      1,346,965
                                              -------------  -------------
                                                278,426,316    276,619,631
  Less accumulated depreciation and
   amortization                                (116,849,481)  (113,538,145)
                                              -------------  -------------
    Net property and equipment                  161,576,835    163,081,486
Other assets, net                                   505,228        569,622
                                              -------------  -------------
  Total assets                                $ 181,466,640  $ 185,786,714
                                              =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Borrowings under credit facility            $           -  $   1,000,000
  Accounts payable                                7,641,845      8,984,010
  Accrued expenses                               11,627,067     11,056,079
  Federal income taxes payable                    1,111,546         46,546
                                              -------------  -------------
    Total current liabilities                    20,380,458     21,086,635
                                              -------------  -------------
Long-term debt, less current maturities          41,000,000     47,500,000
Deferred income taxes                             4,695,657      4,695,657
                                              -------------  -------------
    Total liabilities                            66,076,115     73,282,292
                                              -------------  -------------

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                         -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   16,125,388 outstanding at 3/31/10
   16,125,388 outstanding at 12/31/09               190,963        190,963
  Additional paid-in capital                     30,485,040     30,041,083
  Treasury stock, 2,970,912 shares at 3/31/10
   2,970,912 shares at 12/31/09, at cost        (48,864,979)   (48,864,979)
  Retained earnings                             133,579,501    131,137,355
                                              -------------  -------------
    Total stockholders' equity                  115,390,525    112,504,422
                                              -------------  -------------
    Total liabilities and stockholder's
     equity                                   $ 181,466,640  $ 185,786,714
                                              =============  =============

                      MONARCH CASINO & RESORT, INC.
                Reconciliation of Net Income to EBITDA(1)
                               (Unaudited)

                                  Three Months Ended
                                       March 31,
                               ------------------------
                                   2010         2009
                               ------------ -----------
  Net Income                   $  2,442,146 $   922,160
  Adjustments
    Provision for income taxes    1,315,000     496,575
    Interest expense                458,424     550,210
    Depreciation & amortization   3,306,811   3,180,955
    Interest income                       -     (35,418)
                               ------------ -----------
EBITDA(1)                      $  7,522,381 $ 5,114,482
                               ============ ===========

(1) "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan, CFO at (775) 825-4700 or RRowan@monarchcasino.com
John Farahi, CEO at (775) 825-4700 or JohnFarahi@monarchcasino.com

For additional information visit Monarch's web site at monarchcasino.com.